EXHIBIT 17-1
PROTOCALL TECHNOLOGIES, INC

(the "Company")

Officer and Director Resignation

I hereby resign as Director and Officer of the Company, effective immediately.

Dated:  August 29th, 2010

/s/: Mark Embry
Mark Embry